Exhibit 1.1
Ellington Credit Company
Common Shares
EQUITY DISTRIBUTION AGREEMENT
October 23, 2026

Citizens JMP Securities, LLC
101 California Street, 17th Floor
San Francisco, California 94111

B. Riley Securities, Inc.
1655 Fort Meyer Drive, 12th Floor
Arlington, VA 22209

Lucid Capital Markets, LLC
570 Lexington Avenue
New York, NY 10022

Armstrong Securities LLC
711 3rd Avenue, 5th Floor
New York, NY 10017

Ladies and Gentlemen:

Ellington Credit Company, a Delaware statutory trust (the “Fund”), Ellington Credit Company Management LLC, a Delaware limited liability company (the “Adviser”), and Ellington Credit Company Administration LLC, a Delaware limited liability company (the “Administrator”), each confirms its agreement (this “Agreement”) with Citizens JMP Securities, LLC (“Citizens JMP”), B. Riley Securities, Inc. (“B. Riley”), Lucid Capital Markets, LLC (“Lucid”) and Armstrong Securities LLC (“Armstrong”) (each of Citizens JMP, B. Riley, Lucid and Armstrong individually a “Placement Agent” and collectively, the “Placement Agents”) as follows:
1.Description of Securities.
Each of the Fund, the Adviser and the Administrator agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, the Fund may issue and sell through the Placement Agents, acting as agent and/or principal, shares of the Fund’s common shares of beneficial interest, no par value (the “Common Shares”), provided however, that in no event shall the Fund issue or sell through the Placement Agents such number or dollar amount of Common Shares that (a) exceeds the number or dollar amount of Common Shares registered on the effective Registration Statement (as defined below) pursuant to which the offering is being made or (b) exceeds the number of authorized but unissued Common Shares (each of (a) and (b), as applicable, the “Maximum Amount”). Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 regarding the amount of Common Shares to be issued and sold under this Agreement shall be the sole responsibility of the Fund, and the Placement Agents shall have no obligation in connection with such compliance. The issuance and sale of the Common Shares through the Placement Agents will be effected pursuant to the Registration Statement (as defined below) filed by the Fund and declared effective by the Securities and Exchange Commission (the “Commission”), although nothing in this Agreement shall be construed as requiring the Fund to issue or sell any Common Shares.
The Fund has filed with the Commission a shelf registration statement on Form N-2 (File No. 333-298702), including the base prospectus or prospectuses, covering the registration of the Common Shares under the Securities Act of 1933, as amended (the “Securities Act”). The registration statement as amended, including the exhibits and schedules thereto, at the time it became effective, including the information, if any, deemed to be part of the registration statement at the time of its effectiveness pursuant to Rule 430C under the Securities Act, and all documents incorporated or deemed to be incorporated therein by reference pursuant to the final rule and form amendments adopted by the Commission to implement certain provisions of the Economic Growth, Regulatory Relief, and Consumer Protection Act (“CEF Act”), is hereinafter referred to as the “Registration Statement”; the prospectus, dated as of October 21, 2026, included in the Registration Statement at the time it became effective on October 21, 2026 (including the information, if any, deemed to be part of the Registration Statement at the time of effectiveness pursuant to Rule 430C under the Securities Act), in the form in which it was distributed, is hereinafter referred to as the “Base Prospectus”; the prospectus supplement dated October 23, 2026, filed with the Commission pursuant to Rule 424(b) under the Securities Act, or any other prospectus supplements filed pursuant to Rule 424(b) under the Securities Act and all documents incorporated or deemed to be incorporated therein by reference, and to be used to confirm sales is hereinafter referred to, together with the Base Prospectus, as the “Prospectus.” If the Fund has filed an abbreviated registration statement to register additional Common Shares pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement.
The Fund has entered into (i) an investment advisory agreement with the Adviser dated as of April 1, 2025 (“Investment Advisory Agreement”), (ii) a custody agreement with The Bank of New York Mellon Trust Company, National Association dated as of April 1, 2025 (the “Custody Agreement”), (iii) an administration agreement with the Administrator dated as of April 1, 2025 (the “Administration Agreement”), and (iv) a transfer agency and registrar services agreement with Equiniti Trust Company, LLC dated as of April 1, 2025 (the “Transfer Agency Agreement”). Collectively, the Investment Advisory Agreement, the Custodian Agreement, the Administration Agreement, and the Transfer Agency Agreement are herein referred to as the “Fund Agreements.” In addition, the Fund has adopted a dividend reinvestment plan (the “Dividend Reinvestment Plan”) pursuant to which holders of Common Shares shall have their distributions automatically reinvested in additional Common Shares unless such holders elect to receive such distributions in cash.
The Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act are hereinafter referred to collectively as the “Acts,” and the rules and regulations of the Commission under the Acts and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereinafter referred to collectively as the “Rules and Regulations.”
All references in this Agreement to the Registration Statement and the Prospectus, or any amendments or supplements to any of the foregoing shall be deemed to include any copy thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) system.
“Applicable Time” means the time of each sale of any Common Shares pursuant to this Agreement as agreed by the Fund and the Placement Agents.
2.Placements.
Each time that the Fund wishes to issue and sell the Common Shares hereunder (each, a “Placement”), it will notify a Placement Agent (the “Designated Agent”) by email notice (or other method mutually agreed to in writing by the parties) containing the parameters in accordance with which it desires the Common Shares to be sold, which shall at a minimum include the number of Common Shares to be issued and sold (the “Placement Shares”), the time period during which sales are requested to be made, any limitation on the number of Common Shares that may be sold in any one day and any minimum price below which sales may not be made (a “Placement Notice”), a form of which containing such necessary minimum sales parameters is attached hereto as Exhibit A. The Placement Notice shall originate from any of the individuals from the Fund set forth on Exhibit B (with a copy to each of the other individuals from the Fund listed on such schedule), and shall be addressed to each of the individuals from the Designated Agent set forth on Exhibit B, as such Exhibit B may be amended from time to time.
The Placement Notice shall be effective upon receipt by the Fund of the Designated Agent’s written acceptance of the terms of the Placement Notice unless and until (i) the entire amount of the Placement Shares has been sold, (ii) in accordance with the notice requirements set forth in the second sentence of this paragraph, the Fund terminates the Placement Notice, (iii) the Fund issues a subsequent Placement Notice with parameters superseding those on the earlier dated Placement Notice, (iv) this Agreement has been terminated under the provisions of Section 12 or (v) either party shall have suspended the sale of the Placement Shares in accordance with Section 4 below. The amount of any discount, commission or other compensation to be paid by the Fund to the Designated Agent in connection with the sale of the Placement Shares shall be calculated in accordance with the terms set forth in Exhibit C. It is expressly acknowledged and agreed that neither the Fund nor the Designated Agent will have any obligation whatsoever with respect to a Placement or any Placement Shares unless and until the Fund delivers a Placement Notice to the Designated Agent and the Designated Agent accepts in writing the terms of such Placement Notice, and then only upon the terms specified in the Placement Notice and herein. In the event of a conflict between the terms of this Agreement and the terms of a Placement Notice, the terms of the Placement Notice will control.

3.Sale of Placement Shares by the Placement Agents.
Subject to the provisions of Section 7(a), the Designated Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the Placement Shares up to the amount specified, and otherwise in accordance with the terms of such Placement Notice. The Designated Agent will provide written confirmation to the Fund no later than the opening of the Trading Day (as defined below) immediately following the Trading Day on which it has made sales of Placement Shares hereunder setting forth the number of Placement Shares sold on such day, the compensation payable by the Fund to the Designated Agent pursuant to Section 2 with respect to such sales, and the Net Proceeds (as defined in Section 7(b)) payable to the Fund, with an itemization of the deductions made by the Designated Agent (as set forth in Section 7(b)) from the gross proceeds that it receives from such sales. Subject to the terms of the Placement Notice, the Designated Agent may sell Placement Shares by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act. For the purposes hereof, “Trading Day” means any day on which Common Shares are purchased and sold on the principal market on which the Common Shares are listed or quoted.
4.Suspensions of Sales.
(a)The Fund or the Designated Agent may, upon notice to the other party in writing (including by email correspondence to each of the individuals of the other party set forth on Exhibit B, if receipt of such correspondence is actually acknowledged by any of the individuals to whom the notice is sent, other than via auto-reply) or by telephone (confirmed immediately by verifiable facsimile transmission or email correspondence to each of the individuals of the other party set forth on Exhibit B), suspend any sale of Placement Shares; provided, however, that such suspension shall not affect or impair either party’s obligations with respect to any Placement Shares sold hereunder prior to the receipt of such notice. Each of the parties agrees that no such notice under this Section 4(a) shall be effective against the other unless it is made to one of the individuals named on Exhibit B hereto, as such Exhibit may be amended from time to time.
(b)No sales of Placement Shares shall take place, the Fund shall not request the sale of any Placement Shares that would be sold, and the Designated Agent shall not be obligated to sell Placement Shares, during any period in which the Fund is in possession of material non-public information.
5.Representations and Warranties of the Fund, the Adviser and the Administrator.
The Fund, the Adviser and the Administrator, jointly and severally, represent and warrant to and agree with each of the Placement Agents as of the date hereof and as of each Representation Date (as defined below) on which a certificate is required to be delivered pursuant to Section 9(m), as of each Applicable Time and as of each Settlement Date (as defined below) as follows:
(a)The Registration Statement has been filed with, and declared effective by, the Commission; no notice of objection of the Commission to the use of such Registration Statement or any post-effective amendment thereto or the use of the Prospectus has been received by the Fund; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or, to the knowledge of the Fund, threatened by the Commission. The Prospectus delivered to the Placement Agents for use in connection with this offering was and will be identical in all material respects to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T. At the time of filing the Registration Statement and any post-effective amendments thereto, and at the date hereof, the Fund was not and is not an “ineligible issuer,” as defined in Rule 405 of the Rules and Regulations.
(b)At the respective times the Registration Statement and any post-effective amendment thereto became or becomes effective, the Registration Statement and any post-effective amendment thereto complied and will comply in all material respects with the requirements of the Acts and the Rules and Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, contained or will contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, at each Applicable Time, did not contain an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this paragraph do not apply to statements in or omissions from the Registration Statement or the Prospectus made solely in reliance upon and in conformity with written information furnished to the Fund by a Placement Agent for use in the Registration Statement or Prospectus, it being understood and agreed that the only such information furnished by the Placement Agents to the Fund consists of “Agents’ Information” as defined below.
(c)The Fund has been duly organized and is validly existing in good standing as a statutory trust under the laws of the State of Delaware. The Fund has full power and authority to own its property and to conduct its business as described in the Registration Statement and the Prospectus and to enter into and perform its obligations under this Agreement and is in good standing and is duly qualified to transact business in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or to be in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the prospects, earnings, business or operations of the Fund (a “Fund Material Adverse Effect”).
(d)All subsidiaries of the Fund are duly organized and in good standing under the laws of the place of organization or incorporation, and each subsidiary is in good standing in each jurisdiction in which its ownership or lease of property or the conduct of business requires such qualification, except where the failure to qualify would not have a Fund Material Adverse Effect
(e)The Fund is, and at all times through the completion of the transactions contemplated hereby will be, in compliance in all material respects with the applicable terms and conditions of the Acts and the Rules and Regulations. To the Fund’s knowledge, no person is serving or acting as an officer or director of, or investment adviser to, the Fund except in accordance with the provisions of the Investment Company Act and the Advisers Act of 1940, as amended, including the rules and regulations thereunder (the “Advisers Act”). Except as otherwise disclosed in the Registration Statement and the Prospectus, to the Fund’s knowledge, no director of the Fund is an “interested person” of the Fund or an “affiliated person” of a Placement Agent (each as defined in the Investment Company Act).
(f)This Agreement has been duly authorized, executed and delivered by the Fund. Each Fund Agreement complies with all applicable provisions of the Acts, the Advisers Act and the applicable Rules and Regulations. Assuming the due and valid authorization, execution and delivery by the other parties thereto, each Fund Agreement represents a valid and binding agreement of the Fund, enforceable against the Fund in accordance with its terms, except as rights to indemnity and contribution may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Fund’s obligations thereunder may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, good faith and fair dealing) whether enforcement is considered in a proceeding in equity or at law; provided that neither the Fund nor the Adviser makes any representation or warranty as to the effect on the representations and warranties expressed herein of (i) the compliance and noncompliance of any other party (other than the Fund) to any of the foregoing Fund Agreements with state, federal or other laws or regulations applicable to it or them or (ii) the legal or regulatory status or nature of the business of such other party.
(g)None of (1) the execution and delivery by the Fund of, and the performance by the Fund of its obligations under, this Agreement or (2) the issue and sale by the Fund of the Common Shares as contemplated by this Agreement conflicts with or will conflict with, result in, or constitute a violation, breach of or default under, (x) the certificate of trust of the Fund, as amended to date (the “Certificate of Trust”), or the bylaws of the Fund, as amended to date (the “By-Laws”), (y) any agreement, indenture, note, bond, license, lease or other instrument or obligation binding upon the Fund that is material to the Fund or (z) any law, rule or regulation applicable to the Fund or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Fund, whether foreign or domestic; except, with respect to clauses (y) or (z), any contravention which would have neither (i) a Fund Material Adverse Effect or (ii) a material adverse effect on the consummation of the transactions contemplated by this Agreement; provided that no representation or warranty is made with respect to compliance with the laws of any jurisdiction outside of the United States in connection with the offer or sale of the Common Shares in such jurisdiction by the Placement Agents.
(h)No consent, approval, authorization, order or permit of, license from, or qualification with, any governmental body, agency or authority, self-regulatory organization or court or other tribunal, whether foreign or domestic, is required to be obtained by the Fund prior to the Settlement Date for the performance by the Fund of its obligations under this Agreement or the Fund Agreements, except such as have been obtained and as may be required by (i) the Acts, the Advisers Act, the Exchange Act or the applicable Rules and Regulations, (ii) the rules and regulations of the Financial Industry Regulatory Authority, Inc., including legacy NASD rules (“FINRA”), or of the New York Stock Exchange (“NYSE”), (iii) the securities or “blue sky” laws of the various states and foreign jurisdictions in connection with the offer and sale of the Common Shares or (iv) such as which the failure to obtain would have neither (x) a Fund Material Adverse Effect or (y) a material adverse effect on the consummation of the transactions contemplated by this Agreement.
(i)The Fund’s shares of beneficial interest conform in all material respects to the description thereof under the heading “Description of the Fund’s Securities” in each of the Registration Statement and the Prospectus, and this Agreement, the Certificate of Trust, the By-Laws and the Fund Agreements conform in all material respects to the descriptions thereof contained in each of the Registration Statement and the Prospectus.
(j)This Agreement, the Certificate of Trust and the By-Laws comply with all applicable provisions of the Acts, the Advisers Act and the applicable Rules and Regulations, and all approvals of such documents required under the Investment Company Act by the Fund’s shareholders and, to the extent applicable, Board of Trustees have been obtained and are in full force and effect.
(k)The Fund Agreements are in full force and effect and neither the Fund nor, to the knowledge of the Fund, any other party to any such agreement is in default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default by the Fund thereunder, and the Fund is not currently in breach of, or in default under, any other written agreement or instrument to which it or its property is bound or affected, the default under or breach of which could reasonably be expected to have a Fund Material Adverse Effect.
(l)The Common Shares outstanding prior to the date hereof, have been duly authorized and are validly issued, fully paid and non-assessable. None of the outstanding Common Shares or any other shares of beneficial interest of the Fund was issued in violation of any preemptive or other similar rights. Other than as contemplated in the Registration Statement and the Prospectus, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of beneficial interest of or ownership interests in the Fund are outstanding.
(m)The Common Shares have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Common Shares will not be subject to any preemptive or similar rights. The Common Shares conform to the descriptions thereof under the heading “Description of the Fund’s Common Shares” contained in the Registration Statement and such description conforms in all material respects to the rights set forth in the instruments defining the same.
(n)The Fund will submit a supplemental listing application for the listing of the Common Shares on the NYSE and use its best efforts to maintain such listing, subject to official notice of issuance.
(o)The questionnaires relating to FINRA Rule 5110 provided to the Placement Agents or their counsel in connection with letters, filings or other supplemental information provided to FINRA pursuant to FINRA’s conduct rules (Rules 5100, 5110 or 5121) are, to the Fund’s knowledge, true and correct in all material respects.
(p)There has not occurred any material adverse change, or any development reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or in the prospects, earnings, business or operations of the Fund, and there have been no transactions entered into by the Fund which are material to the Fund, other than those in the ordinary course of its business.
(q)There are no legal or governmental proceedings pending or, to the knowledge of the Fund, threatened to which the Fund is a party or to which any of the properties of the Fund is subject (i) other than proceedings accurately described in all material respects in the Prospectus and proceedings that would not have a Fund Material Adverse Effect, or that would not have a material adverse effect on the power or ability of the Fund to perform its obligations under this Agreement or to consummate the transactions contemplated by the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described. Each officer signing or delivering a certificate pursuant to this Agreement may rely upon his or her knowledge as to legal or governmental proceedings threatened.
(r)The statements in the Registration Statement and the Prospectus under the headings “Prospectus Supplement Summary-Operating and Regulatory Structure,” “Prospectus Supplement Summary-Conflicts of Interest” and in the Base Prospectus under the captions “Prospectus Summary-Operating and Regulatory Structure,” “Prospectus Summary-Conflicts of Interest,” “The Adviser and the Administrator-The Investment Advisory Agreement,” “The Adviser and the Administrator-The Administrator and the Administration Agreement,” “Regulation as a Closed-End Management Investment Company,” “U.S. Federal Income Tax Matters” and “Description of the Fund’s Common Shares” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings.
(s)Except where the failure to be, or to have been, in compliance with such laws would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Eﬀect, the Fund is, and since April 1, 2025, has been, in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business.
(t)The Fund has all necessary consents, authorizations, approvals, orders (including exemptive orders), licenses, certificates, permits, qualifications and registrations of and from, and has made all declarations and filings with, all governmental authorities, self-regulatory organizations and courts and other tribunals, whether foreign or domestic, to own and use its assets and to conduct its business in the manner described in the Prospectus, except to the extent that the failure to obtain or file the foregoing would not result in a Fund Material Adverse Effect.
(u)Each of the Registration Statement and the Prospectus, as of the respective dates thereof, complied as to form in all material respects with the Acts and the applicable Rules and Regulations.
(v)The financial statements included in the Registration Statement and the Prospectus, together with the related notes thereto (collectively, the “Fund Financial Statements”), present fairly in all material respects the financial condition of the Fund as of the respective dates indicated, comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and have been prepared in conformity with generally accepted accounting principles (“GAAP”). The supporting schedules to such Fund Financial Statements, if any, present fairly in accordance with GAAP the information required to be stated therein. PricewaterhouseCoopers LLP, whose report appears in the Registration Statement and the Prospectus and who have certified the audited Fund Financial Statements and supporting schedules, if any, included in the

Registration Statement, is an independent registered public accounting firm within the meaning of, and as required by, the Acts and the applicable Rules and Regulations.
(w)There are no material restrictions, limitations or regulations with respect to the ability of the Fund to invest its assets as described in the Registration Statement and the Prospectus, other than as described therein.
(x)Neither the Fund nor any of its agents or representatives (other than the Placement Agents in their capacity as such) has prepared, made, used, authorized, approved or referred to any written communication that constitutes an offer to sell or solicitation of an offer to buy the Common Shares other than the Registration Statement and the Prospectus, and any amendment or supplement to any of the foregoing.
(y)Subsequent to the respective dates as of which information is given in each of the Registration Statement and the Prospectus, (i) the Fund has not incurred any material liability or obligation, direct or contingent, nor entered into any material transaction; (ii) the Fund has not purchased any of its outstanding shares of beneficial interest, nor declared, paid or otherwise made any dividend or distribution of any kind on its shares of beneficial interest, other than ordinary and customary dividends; and (iii) there has not been any material change in the shares of beneficial interest, short-term debt or long-term debt of the Fund, except in each case as contemplated in the Registration Statement and the Prospectus, respectively.
(z)The Fund owns or possesses, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by it, and the Fund has not received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Fund Material Adverse Effect.
(aa)The Common Shares are listed on the NYSE under the ticker symbol “EARN.” The Fund has not received any notice that it is not in compliance with the listing or maintenance requirements of the NYSE with respect to the Common Shares. The Fund believes that it is, and has no reason to believe that it will not in the foreseeable future continue to be, in material compliance with all such listing and maintenance requirements.
(bb)To the extent that the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Commission and the NYSE thereunder (the “Sarbanes-Oxley Act”), have been applicable to the Fund, there is and has been no failure on the part of the Fund to comply with any applicable provision of the Sarbanes-Oxley Act that would reasonably be expected to have a Fund Material Adverse Effect.
(cc)The Fund maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and with the applicable requirements of the Acts; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and compliance with the books and records requirements under the Acts; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the Fund’s most recent audited financial statements included in the Prospectus, there has been (i) no material weakness in the Fund’s internal control over financial reporting (whether or not remediated); (ii) no fraud, whether or not material, that involves management or employees who have a role in the Fund’s internal controls; and (iii) no change in the Fund’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Fund’s internal control over financial reporting.
(dd)Any statistical and market-related data included in the Registration Statement and the Prospectus are based on or derived from sources that the Fund believes to be reliable and accurate.
(ee)The Fund maintains “disclosure controls and procedures” (as such term is defined in Rule30a-3 under the Investment Company Act); such disclosure controls and procedures are effective as required by the Investment Company Act and the applicable Rules and Regulations. Since April 1, 2025, the Fund has timely ﬁled all certiﬁcations and statements that the Fund is required to ﬁle under Rule 30a-3 of the Investment Company Act.
(ff)There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus (or the documents incorporated by reference therein) or to be filed as exhibits thereto by the Securities Act or the Investment Company Act which have not been so described and filed as required.
(gg)The operations of the Fund are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Fund with respect to the Money Laundering Laws is pending or, to the knowledge of the Fund, threatened.

(hh)Neither the Fund nor, to the knowledge of the Fund, any director, officer, agent, employee or affiliate of the Fund, the Adviser or the Administrator is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Fund, the Adviser and the Administrator, and to the knowledge of the Fund, the Adviser and the Administrator, their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(ii)Neither the Fund nor, to the knowledge of the Fund, any director, officer, agent, employee or affiliate of the Fund, the Adviser or the Administrator is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and none of the Fund, the Adviser and the Administrator will directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person or any country or territory currently subject to any U.S. sanctions administered by OFAC.
(jj)The Fund is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; all policies of insurance insuring the Fund or its business, assets, employees, officers and directors, including the Fund’s directors and officers errors and omissions insurance policy and its fidelity bond required by Rule 17g-1 of the Rules and Regulations, are in full force and effect, and the Fund is in compliance with the terms of such policies and fidelity bond in all material respects; and there are no claims by the Fund under any such policies or fidelity bond as to which any insurance company is denying liability or defending under a reservation of rights clause; the Fund has not been refused any insurance coverage sought or applied for; and the Fund has no reason to believe that it will not be able to renew its existing insurance coverage and fidelity bond as and when such coverage and fidelity bond expires or to obtain similar coverage and fidelity bond from similar insurers as may be necessary to continue its business at a cost that would not result in a Fund Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus (exclusive of any supplement thereto).
(kk)Except as set forth in or contemplated in the Registration Statement and the Prospectus, the Fund (i) does not have any material lending or other relationship with any bank or lending affiliate of a Placement Agent (the description of such arrangements and outstanding indebtedness thereunder is true, accurate and complete in all respects) and (ii) does not intend to use any of the proceeds from the sale of the Common Shares hereunder to repay any outstanding debt owed to any affiliate of a Placement Agent.
(ll)There are no business relationships or related-party transactions involving the Fund or any other person required to be described in the Registration Statement or the Prospectus which have not been described as required, it being understood and agreed that the Fund, the Adviser and the Administrator make no representation or warranty with respect to such relationships involving the Placement Agents or any affiliate and any other person that have not been disclosed to the Fund by the Placement Agents in connection with this offering.
(mm)The Fund has not taken, directly or indirectly, any action which constitutes or is designed to cause or result in, or which could reasonably be expected to constitute, cause or result in, the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Common Shares.
(nn)The Fund owns, leases or has rights to use all such properties as are necessary to the conduct of its operations as presently conducted.
(oo)There are no stock or other transfer taxes, stamp duties, capital duties or other similar duties, taxes or charges payable in connection with the execution or delivery of this Agreement by the Fund or the issuance or sale by the Fund of the Common Shares to be sold by the Fund to the Placement Agents hereunder.
(pp)The Fund operates in compliance in all material respects with the requirements to be taxed as, and has duly elected to be taxed as (which election has not been revoked), a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The Fund intends to direct the investment of the net proceeds received by it from the sale of the Common Shares in the manner specified in the Registration Statement and the Prospectus under the caption “Use of Proceeds” and in such a manner as to continue to comply with the requirements of Subchapter M of the Code.
(qq)Each investment held by the Fund, except as otherwise disclosed in the Registration Statement and the Prospectus, is, to the Fund’s knowledge, current, in all material respects, with all its obligations under the applicable terms of the investment, no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred in respect of such investment, except to the extent that any such failure to be current in any such obligations and any such default would not reasonably be expected to result in a Fund Material Adverse Effect.

(rr)Except as would not, individually or in the aggregate, reasonably be expected to have a Fund Material Adverse Effect, (i) the IT Systems (as defined below) are operational and adequate and sufficient for the current needs of the business of the Fund, (ii) to the knowledge of the Fund, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used in the conduct of its business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Fund has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, and (iv) to the knowledge of the Fund, there have been no unauthorized intrusions or breaches of the IT Systems since April 1, 2025 that, pursuant to any legal requirement, would require the Fund to provide notice of such breach or intrusion. For purposes of this Agreement, “IT Systems” means the software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Fund for use in the conduct of its business as currently conducted.
(ss)With respect to each investment held by the Fund as of the date hereof, to the Fund’s knowledge, no event of default (or a default which with the giving of notice or the passage of time would become an event of default) has occurred in respect of such investment, except to the extent that any such default would not reasonably be expected to result in a Fund Material Adverse Eﬀect.
Any certificate signed by or on behalf of the Fund and delivered to the Placement Agents or their counsel in connection with the offering of the Common Shares shall be deemed to a representation and warranty by the Fund as to the matters covered therein to the Placement Agents.
6.Representations and Warranties of the Adviser and the Administrator.
The Adviser and the Administrator represent and warrant to and agree with each of the Placement Agents as of the date hereof and as of each Representation Date (as defined below) on which a certificate is required to be delivered pursuant to Section 9(m), as of each Applicable Time and as of each Settlement Date (as defined below) as follows:
(a)Each of the Adviser and the Administrator has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with the power and authority to own its property and to conduct its business as described in the Registration Statement and the Prospectus and enter into this Agreement and the other Fund Agreements to which the Adviser or the Administrator is a party, as the case may be, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the condition, financial or otherwise, or on the prospects, earnings, business or operations of the Adviser or the Administrator, as the case may be (an “Adviser/Administrator Material Adverse Effect”). The Adviser has no wholly owned subsidiaries. The Administrator has no subsidiaries.
(b)The Adviser is duly registered as an investment adviser under the Advisers Act, and is not prohibited by the Advisers Act or the Investment Company Act from acting under the Investment Advisory Agreement as an investment adviser to the Fund as contemplated by the Registration Statement and the Prospectus, and no order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the knowledge of the Adviser, threatened by the Commission.
(c)This Agreement has been duly authorized, executed and delivered by the Adviser and/or the Administrator, as applicable. This Agreement and each Fund Agreement to which the Adviser or the Administrator is a party comply with the applicable provisions of the Acts, the Advisers Act and the applicable Rules and Regulations. Assuming the due and valid authorization, execution and delivery by the other parties thereto, each Fund Agreement to which the Adviser or the Administrator is a party represents a valid and binding agreement of the Adviser or the Administrator, as applicable, enforceable against the Adviser or the Administrator, as applicable, in accordance with its terms, except (a) as rights to indemnity and contribution may be limited by federal or state securities laws or principles of public policy and subject to the qualification that the enforceability of the Adviser’s or the Administrator’s obligations thereunder, as applicable, may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, receivership, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality reasonableness, good faith and fair dealing) whether enforcement is considered in a proceeding in equity or at law, and (b) in the case of the Investment Advisory Agreement, with respect to termination under the Investment Company Act or the reasonableness or fairness of compensation payable thereunder.
(d)The execution and delivery by the Adviser and/or the Administrator, as applicable, of, and the performance by the Adviser and/or the Administrator, as applicable, of its obligations under, this Agreement does not conflict with or will not conflict with, result in, or constitute a violation, breach of, or default under, (x) the limited liability company operating agreement of the Adviser and/or the Administrator, as applicable (y) any agreement, indenture, note, bond, license, lease or other instrument or obligation binding upon the Adviser and/or the Administrator, as applicable, that is material to the Adviser and/or the Administrator, as applicable, or (z) any law, rule or regulation applicable to the Adviser and/or the Administrator, as applicable, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Adviser and/or the Administrator, whether foreign or domestic; except, with respect to clauses (y) or (z), any contravention which would have neither (i) an Adviser/Administrator Material Adverse Effect or (ii) a material adverse effect on the consummation of the transactions contemplated by this Agreement; provided that no representation or warranty is made with respect to compliance with the laws of any jurisdiction outside of the United States in connection with the offer or sale of the Common Shares in such jurisdiction by the Placement Agents.
(e)No consent, approval, authorization, order or permit of, license from, or qualification or registration with any governmental body, agency or authority, self-regulatory organization or court or other tribunal, whether foreign or domestic, is required to be obtained by the Adviser and/or the Administrator, as applicable, for the performance by the Adviser and/or the Administrator, as applicable, of its obligations under this Agreement or any Fund Agreement to which it is a party, except such as have been obtained and as may be required by (i) the Acts, the Advisers Act, the Exchange Act, or the applicable Rules and Regulations, (ii) the rules and regulations of FINRA or of the NYSE, (iii) by the securities or “blue sky laws” of the various states and foreign jurisdictions in connection with the offer and sale of the Common Shares or (iv) such as which the failure to obtain would have neither (i) an Adviser/Administrator Material Adverse Effect nor (ii) a material adverse effect on the consummation of the transactions contemplated by this Agreement.
(f)There are no legal or governmental proceedings pending or, to the knowledge of the Adviser and the Administrator, threatened to which the Adviser and/or the Administrator is a party or to which any of the properties of the Adviser and/or the Administrator is subject (i) other than proceedings accurately described in all material respects in the Registration Statement and the Prospectus and proceedings that would not have an Adviser/Administrator Material Adverse Effect, as applicable, or that would not have a material adverse effect on the power or ability of the Adviser and/or the Administrator, as applicable, to perform its obligations under this Agreement or to consummate the transactions contemplated by the Registration Statement and the Prospectus or (ii) that are required to be described in the Registration Statement or the Prospectus and are not so described.
(g)Except where the failure to be, or to have been, in compliance with such laws would not, individually or in the aggregate, reasonably be expected to have an Adviser/Administrator Material Adverse Eﬀect, each of the Adviser and the Administrator is, and since April 1, 2025, has been, in compliance in all material respects with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business.
(h)There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus (or the documents incorporated by reference therein) or to be filed as exhibits thereto by the Securities Act or by the Rules and Regulations which have not been so described and filed as required.
(i)Each of the Adviser and the Administrator has all necessary consents, authorizations, approvals, orders (including exemptive orders), licenses, certificates, permits, qualifications and registrations of and from, and has made all declarations and filings with, all governmental authorities, self-regulatory organizations and courts and other tribunals, whether foreign or domestic, to own and use its assets and to conduct its business in the manner described in the Registration Statement and the Prospectus, except to the extent that the failure to obtain or file the foregoing would not result in an Adviser/Administrator Material Adverse Effect.
(j)Each of the Adviser and Administrator has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Prospectus and by this Agreement and each Fund Agreement to which it is a party.
(k)The Investment Advisory Agreement is in full force and effect and neither the Adviser nor, to the knowledge of the Adviser, any other party to the Investment Advisory Agreement is in default thereunder, and no event has occurred which with the passage of time or the giving of notice or both would constitute a default by the Adviser under such document.
(l)Each of the Adviser and the Administrator are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; all policies of insurance and any fidelity or surety bonds insuring the Adviser or the Administrator or their respective businesses, assets, employees, officers and directors are in full force and effect; the Adviser and the Administrator are in compliance with the terms of such policies and instruments in all material respects; there are no claims by the Adviser or the Administrator under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Adviser or the Administrator has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have an Adviser/Administrator Material Adverse Effect.
(m)All information furnished by the Adviser or the Administrator for use in the Registration Statement and Prospectus, including, without limitation, the description of the Adviser does not, and on the Settlement Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary to make such information not misleading (and in the case of the Prospectus, in light of the circumstances under which such information is provided).
(n)There has not occurred any material adverse change, or any development reasonably likely to involve a prospective material adverse change, in the condition, financial or otherwise, or in the prospects, earnings, business or operations of the Adviser or the Administrator from that set forth in the Registration Statement and the Prospectus, and there have been no transactions entered into by the Adviser that are material to the Adviser other than those in the ordinary course of its business or as described in the Registration Statement and the Prospectus.
(o)Neither the Adviser nor the Administrator, nor to their knowledge, any of its respective affiliates, has taken, directly or indirectly, any action which constitutes or is designed to cause or result in, or which could reasonably be expected to constitute, cause or result in, the stabilization or manipulation of the price of any security to facilitate the sale or resale of the Common Shares.
(p)The operations of the Adviser and the Administrator are and have been conducted at all times in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Adviser or the Administrator with respect to the Money Laundering Laws is pending or, to the knowledge of the Adviser or the Administrator, threatened.
(q)Neither the Adviser nor the Administrator nor, to their knowledge, any director, officer, agent, employee or affiliate of the Adviser or the Administrator is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Fund, the Adviser or the Administrator, and, to their knowledge, the Adviser and the Administrator, and each of their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
(r)Neither the Adviser nor the Administrator nor, to its knowledge, any director, officer, agent, employee or affiliate of the Adviser or the Administrator is currently subject to any U.S. sanctions administered by OFAC and the Adviser and the Administrator will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
(s)The Adviser maintains a system of internal controls sufficient to provide reasonable assurance that (i) transactions effectuated by it under the Investment Advisory Agreement are executed in accordance with its management’s general or specific authorization and (ii) access to the Fund’s assets is permitted only in accordance with its management’s general or specific authorization.
(t)The Administrator maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions for which it has bookkeeping and record keeping responsibility under the Administration Agreement are recorded as necessary to permit preparation of the Fund’s financial statements in conformity with GAAP and to maintain accountability for the Fund’s assets and (ii) the recorded accountability for such assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Any certificate signed by or on behalf of the Adviser or the Administrator and delivered to the Placement Agents or their counsel in connection with the offering of the Common Shares shall be deemed to a representation and warranty by the Adviser or the Administrator, as applicable, as to the matters covered therein to the Placement Agents.
7.Agreements to Sell and Purchase.
(a)Sale of Placement Shares. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, upon the Designated Agent’s acceptance of the terms of a Placement Notice, and unless the sale of the Placement Shares described therein has been declined, suspended, or otherwise terminated in accordance with the terms of this Agreement, the Designated Agent, for the period specified in the Placement Notice, will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares up to the amount specified in, and otherwise in accordance with the terms of, such Placement Notice. Each of the Fund, the Adviser and the Administrator acknowledges and agrees that (i) there can be no assurance that the Designated Agent will be successful in selling Placement Shares, (ii) the Designated Agent will incur no liability or obligation to the Fund, the Adviser, the Administrator or any other person or entity if it does not sell Placement Shares for any reason other than a failure by the Designated Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Placement Shares as required under this Section 7 and (iii) the Designated Agent shall be under no obligation to purchase Placement Shares or Common Shares on a principal basis pursuant to this Agreement, except as otherwise agreed by the Designated Agent in the Placement Notice.
(b)Settlement of Placement Shares. Unless otherwise specified in the applicable Placement Notice, settlement for sales of Placement Shares will occur on the first (1st) Trading Day (or such shorter settlement cycle as may be in effect under Exchange Act Rule 15c6-1 from time to time) following the date on which such sales are made (each, a “Settlement Date”). The amount of proceeds to be delivered to the Fund on a Settlement Date against receipt of the Placement

Shares sold (the “Net Proceeds”) will be equal to the aggregate sales price received by the Designated Agent at which such Placement Shares were sold, after deduction for (i) the Designated Agent’s commission, discount or other compensation for such sales payable by the Fund pursuant to Section 2 and (ii) any transaction fees imposed by any governmental or self-regulatory organization in respect of such sales.
(c)Delivery of Placement Shares. On or before each Settlement Date, the Fund will, or will cause its transfer agent to, electronically transfer the Placement Shares being sold by crediting the Designated Agent’s or its designee’s account (provided the Designated Agent shall have given the Fund written notice of such designee prior to the Settlement Date) at The Depository Trust Company (“DTC”) through its Deposit and Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto which in all cases shall be freely tradable, transferable, registered shares in good deliverable form. On each Settlement Date, the Designated Agent will deliver the related Net Proceeds in same day funds to an account designated by the Fund on, or prior to, the Settlement Date. The Fund agrees that if the Fund, or its transfer agent (if applicable), defaults in its obligation to deliver Placement Shares on a Settlement Date, in addition to and in no way limiting the rights and obligations set forth in Section 10, the Fund will (i) hold the Designated Agent harmless against any loss, liability, claim, damage, or expense whatsoever (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Fund or its transfer agent (if applicable) and (ii) pay to the Designated Agent any commission, discount, or other compensation to which it would otherwise have been entitled absent such default.
(d)Denominations; Registration. The certificates for the Common Shares, if any, shall be in such denominations and registered in such names as the Designated Agent may request in writing at least one full business day before the Settlement Date. The certificates for the Common Shares, if any, will be made available for examination and packaging by the Designated Agent in The City of New York not later than noon (New York City time) on the business day prior to the Settlement Date. The Fund shall deliver the Common Shares, if any, through the facilities of DTC unless the Designated Agent shall otherwise instruct.
(e)Limitations on Offering Size. Under no circumstances shall the Fund cause or request the offer or sale of any Placement Shares, if after giving effect to the sale of such Placement Shares, the aggregate offering price of the Common Shares sold pursuant to this Agreement would exceed the Maximum Amount. Under no circumstances shall the Fund cause or request the offer or sale of (i) any Placement Shares pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Fund and notified to the Designated Agent in writing or (ii) any Common Shares pursuant to this Agreement at a price (net of the Designated Agent’s commission, discount or other compensation for such sales payable by the Fund pursuant to Section 2 hereof) lower than the Fund’s then current net asset value per share of Common Shares (as determined pursuant to Section 23(b) of the Investment Company Act), unless the Fund has received the requisite approval from stockholders as required pursuant to the Investment Company Act.
(f)Sales Through Placement Agents. The Fund agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Placement Shares or any other equity security of the Fund shall only be effected by or through a Placement Agent, and only a single Placement Agent, on any single given date, and in no event shall the Fund request that more than one Placement Agent sell Placement Shares on the same day; provided however that (i)the foregoing limitation shall not apply to (A) exercise of any option, warrant, right or any conversion privilege set forth in the instruction governing such securities, (B) sales solely to employees, directors or security holders of the Fund or its subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such person and(ii) such limitation shall not apply (A) on any day during which no sales are made pursuant to this Agreement or (B) during a period in which the Fund has notified the Placement Agents that it will not sell Common Shares under this Agreement and (1) no Placement Notice is pending or (2) after a Placement Notice has been withdrawn.
8.Conditions to the Placement Agents’ Obligations.
The respective obligations of the Fund, the Adviser and the Administrator, and the obligations of the Placement Agents, hereunder are subject to the condition that the Registration Statement has become effective and at the Settlement Date no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings with respect thereto shall have been initiated or, to the Fund’s knowledge, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Placement Agents.
The obligations of the Placement Agents are subject to the following further conditions:
(a)The Registration Statement and any Rule 462(b) Registration Statement shall have become effective and shall be available for (i) all sales of Placement Shares issued pursuant to all prior Placement Notices and (ii) the sale of all Placement Shares contemplated to be issued by any Placement Notice.
(b)None of the following events shall have occurred and be continuing: (i) receipt by the Fund or the Adviser or the Administrator of any request for additional information from the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement, the response to which would require any post-effective amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the

Registration Statement or the initiation of any proceedings for that purpose, including any notice objecting to the use of the Registration Statement or order pursuant to Section 8(e) of the Investment Company Act having been issued and proceedings therefor initiated or, to the knowledge of the Fund, threatened by the Commission; (iii) receipt by the Fund of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Placement Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or (iv) the occurrence of any event that makes any material statement made in the Registration Statement or the Prospectus untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or such documents so that, in the case of the Registration Statement, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, that in the case of the Prospectus, it will not contain any materially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(c)The Placement Agents shall not have advised the Fund that the Registration Statement or Prospectus, or any amendment or supplement thereto, contains an untrue statement of fact that in the Placement Agents’ reasonable opinion is material, or omits to state a fact that in the Placement Agents’ opinion is material and is required to be stated therein or is necessary in order to make the statements therein not misleading (and in the case of the Prospectus, in light of the circumstances under which they were made).
(d)Except as contemplated in the Prospectus, there shall not have been any material change, on a consolidated basis, in the authorized capital stock of the Fund or any Fund Material Adverse Effect.
(e)The Placement Agents shall have received (i) the favorable opinions of Fund Counsel (as defined below), required to be delivered pursuant to Section 9(n) on or before the date on which such delivery of such opinion is required, and (ii) the opinion of Duane Morris LLP, counsel to the Placement Agents, on or before the date on which Fund Counsel is required to deliver an opinion pursuant to Section 9(n), with respect to such matters as the Placement Agents may reasonably require.
(f)The Placement Agents shall have received the Officer’s Certificates on or before the date on which delivery of such certificate is required pursuant to Section 9(m).
(g)The Placement Agents shall have received the Comfort Letter and the CEO/CFO Certificate required to be delivered pursuant to Section 9(o) on or before the date on which such delivery of such letter and certificate are required pursuant to Section 9(o).
(h)The Placement Shares shall have been approved for listing on the NYSE, subject only to notice of issuance.
(i)Prior to the issuance of any Placement Notice, FINRA shall have confirmed in writing that it has no objection with respect to the fairness and reasonableness of the sales terms and arrangements.
(j)Trading in the Common Shares shall not have been suspended on the NYSE.
(k)On each date on which the Fund is required to deliver an Officer’s Certificate, counsel for the Placement Agents shall have been furnished with such certificates, letters, opinions and other documents as they may require for the purpose of enabling them to pass upon the issuance and sale of the Common Shares as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained in this Agreement.
(l)There shall not have occurred any event that would permit the Placement Agents to terminate this Agreement pursuant to Section 12(a).
(m)All filings with the Commission required by Rule 424(b) under the Securities Act to have been filed prior to the issuance of any Placement Notice hereunder shall have been made within the applicable time period prescribed for such filing by Rule 424(b).
9.Covenants of the Fund, the Adviser and the Administrator.
In further consideration of the agreements of the Placement Agents herein contained, the Fund covenants and agrees, and the Adviser and the Administrator, covenant and agree with the Placement Agents as follows:
(a)After the date of this Agreement and during any period in which a Prospectus relating to any Placement Shares is required to be delivered by the Placement Agents under the Securities Act, (i) the Fund will notify the Placement Agents promptly of the time when any subsequent amendment to the Registration Statement has been filed with the Commission and/or has become effective or any subsequent supplement to the Prospectus has been filed and of any comment letter from the Commission or any request by the Commission for any amendment or supplement to the Registration Statement or Prospectus or for additional information; (ii) the Fund will prepare and file with the Commission, promptly upon the Placement Agents’ request, any amendments or supplements to the Registration Statement or Prospectus that, in the opinion of counsel for the Fund and for the Placement Agents, may be necessary or advisable in connection with the distribution of the Placement Shares by the Placement Agents (provided, however, that the failure of the Placement Agents to make such request shall not relieve the Fund of any obligation or liability hereunder, or affect the Placement Agents’ right to rely on the representations and warranties made by the Fund in this Agreement); (iii) the Fund will not file any amendment or supplement to the Registration Statement or Prospectus relating to the Placement Shares or a security convertible into the Placement Shares unless a copy thereof has been submitted to the Placement Agents within a reasonable period of time before the filing and the Placement Agents have not reasonably objected thereto (provided, however, that the failure of the Placement Agents to make such objection shall not relieve the Fund of any obligation or liability hereunder, or affect the Placement Agents’ right to rely on the representations and warranties made by the Fund in this Agreement); and (iv) the Fund will cause each amendment or supplement to the Prospectus to be filed with the Commission as required pursuant to Rule 424(b) of the Securities Act. The Fund will also promptly effect the necessary post-effective amendment and the filings required pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.
(b)The Fund will advise the Placement Agents, promptly after it receives notice or obtains knowledge thereof, of the issuance or threatened issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any other order preventing or suspending the use of the Prospectus, or of the suspension of the qualification of the Placement Shares for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, or of the initiation or threatening of any proceedings for any of such purposes, or of any examination pursuant to Section 8(e) of the Securities Act concerning the Registration Statement or if the Fund becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Common Shares. The Fund will make every reasonable effort to prevent the issuance of any stop order, the suspension of any qualification of the Common Shares for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment.
(c)The Fund will furnish to the Placement Agents and their counsel (at the expense of the Fund) copies of the Registration Statement, the Prospectus and all amendments and supplements to the Registration Statement or Prospectus that are filed with the Commission during any period in which a Prospectus relating to the Placement Shares is required to be delivered under the Securities Act, in each case as soon as reasonably practicable, and in such quantities and at such locations as the Placement Agents may from time to time reasonably request. The copies of the Registration Statement and the Prospectus and any supplements or amendments thereto furnished to the Placement Agents will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.
(d)If at any time when a Prospectus is required by the Securities Act to be delivered in connection with a pending sale of the Placement Shares, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Placement Agents and for the Fund, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of each counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the Securities Act, the Fund will promptly notify the Designated Agent to suspend the offering of Placement Shares during such period and the Fund will promptly prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Fund will furnish to the Placement Agents such number of copies of such amendment or supplement as the Placement Agents may reasonably request.
(e)The Fund and the Adviser will not take any action designed to cause or result in the manipulation of the price of any security of the Fund to facilitate the sale of Common Shares in violation of the Securities Act or the Exchange Act and the applicable Rules and Regulations, or the securities or “blue sky” laws of the various states and foreign jurisdictions in connection with the offer and sale of Common Shares.
(f)The Fund will use its commercially reasonable efforts, in cooperation with the Placement Agents, to endeavor to qualify the Common Shares for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Placement Agents shall reasonably request; provided, however, that the Fund shall not be obligated to file any general consent of service of process or to qualify as a foreign entity or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
(g)During any period in which the Prospectus relating to the Placement Shares is required to be delivered by the Placement Agents under the Securities Act with respect to a pending sale of the Placement Shares, the Fund will use its best efforts to effect the listing of the Common Shares on the NYSE, subject to official notice of issuance.
(h)The Fund, during any period when the Prospectus is required to be delivered under the Securities Act, will file all documents required to be filed with the Commission pursuant to the Exchange Act and the Investment Company Act within the time periods required by the Exchange Act and the Investment Company Act, as the case may be.

(i)The Fund will not, without (i) giving the Placement Agents at least one (1) business day prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Placement Agents suspending activity under this program for such period of time as requested by the Fund or as deemed appropriate by the Placement Agents in light of the proposed sale, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any Common Shares, or securities convertible into or exchangeable or exercisable for or repayable with Common Shares, or file any registration statement under the Securities Act with respect to any of the foregoing or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Shares, or any securities convertible into or exchangeable or exercisable for or repayable with Common Shares, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Shares or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (x) the Common Shares to be offered and sold through the Placement Agents pursuant to this Agreement and (y) the Common Shares issued pursuant to the Dividend Reinvestment Plan as it may be amended from time to time.
(j)The Fund will, at any time during a fiscal quarter in which the Fund intends to tender a Placement Notice or sell Placement Shares, advise the Placement Agents promptly after it shall have received notice or obtained knowledge thereof, of any information or fact that would alter or affect in any material respect any opinion, certificate, letter or other document provided to the Placement Agents pursuant to this Agreement.
(k)The Fund will cooperate with any reasonable due diligence review conducted by the Placement Agents or their agents in connection with the transactions contemplated hereby, including, without limitation, providing information and making available documents and senior officers, during regular business hours and at the Fund’s principal offices, as the Placement Agents may reasonably request. The parties acknowledge that the due diligence review contemplated by this Section 9(k) will include, without limitation, during the term of this Agreement a quarterly diligence conference to occur within five (5) Trading Days after the filing of the Fund’s annual report and semi-annual report on Form N-CSR and N-CSRS, respectively, and interim reports containing financial statements filed pursuant to Rule 30b2-1(b) (collectively, with any successor forms that may be required by the Commission, the “Reports”), whereby the Fund will make its senior corporate officers available to address diligence inquiries of the Placement Agents and will provide such additional information and documents as the Placement Agents may reasonably request.
(l)The Fund will disclose in its annual report and semi-annual report on Form N-CSR and N-CSRS, respectively, and interim reports containing financial statements filed pursuant to Rule 30b2-1(b), as applicable, the number of Placement Shares sold through the Placement Agents, the Net Proceeds to the Fund and the compensation payable by the Fund to the Placement Agents with respect to such Placement Shares. To the extent the information set forth in this Section 9(l) is filed in a prospectus supplement, the Fund agrees to deliver such number of copies of each such prospectus supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market.
(m)On or prior to the date that the first Placement Notice is issued, and within five (5) Trading Days after the Fund:
(i)(A) files the Prospectus relating to the Placement Shares or amends or supplements the Registration Statement or the Prospectus relating to the Placement Shares by means of a post-effective amendment, sticker, or supplement relating to the Placement Shares, or (B) files a Rule 424(b) filing (other than (x) a Rule 424(b) filing solely to update management’s estimates of the Fund’s financial metrics as of the most recent month end (“Financial Metrics 424(b)”) or (y) a Rule 497 filing consisting solely of a supplement to the Prospectus that does not contain a material change to the Fund’s financial statements or the terms of the offering (a “497AD Filing”)); and
(ii)files an annual report on Form N-CSR (including any Form N-CSR/A containing amended audited financial information or a material amendment to the previously filed Form N-CSR);
(iii)files a semi-annual report on Form N-CSRS; or
(iv)files an interim report containing financial statements pursuant to Rule 30b2-1(b) of the Investment Company Act;
(Each such date of filing of one or more of the documents referred to in clauses (i) and (ii) and any time of request pursuant to this Section 9(m) shall be a “Representation Date.”)
each of the Fund, the Adviser and the Administrator shall furnish the Placement Agents with a certificate, in the forms attached hereto as Exhibit D-1, Exhibit D-2, and Exhibit D-3, as applicable (each, an “Officer’s Certificate”).
With respect to post-effective amendments to the Registration Statement contemplated by this Section 9(m), the Representation Date shall be the date the Commission declares such amendment effective and all Representation Date deliveries relating thereto which are required by Section 9 shall be delivered on or as promptly as practicable following the date of effectiveness of such amendment.

The requirement to provide a certificate under this Section 9(m) shall be waived for any Representation Date occurring at a time at which no Placement Notice is pending, which waiver shall continue until the earlier to occur of the date the Fund delivers a Placement Notice hereunder (which for such calendar quarter shall be considered a Representation Date) and the next occurring Representation Date; provided, however, that such waiver shall not apply for any Representation Date on which the Fund files its annual report on Form N-CSR. Notwithstanding the foregoing, if the Fund subsequently decides to sell Placement Shares following a Representation Date when the Fund relied on such waiver and did not provide the Placement Agents with a certificate under this Section 9(m), then before the Fund delivers the Placement Notice or the Designated Agent sells any Placement Shares, each of the Fund, the Adviser and the Administrator shall provide the Placement Agents with the applicable Officer’s Certificate dated the date of the Placement Notice.
(n)On or prior to the date of the first Placement Notice and within five (5) Trading Days of each Representation Date with respect to which the Fund, the Adviser and the Administrator are obligated to deliver the applicable Officer’s Certificate, as applicable, for which no waiver is applicable, the Fund shall cause to be furnished to the Placement Agents written opinions and negative assurances of Dechert LLP (“Fund Counsel”), or other counsel satisfactory to the Placement Agents, in form and substance satisfactory to the Placement Agents and their counsel, dated the date that the opinion is required to be delivered, substantially similar to the form attached hereto as Exhibit E, modified, as necessary, to relate to the Registration Statement and the Prospectus as then amended or supplemented; provided, however, that in lieu of such opinions for subsequent Representation Dates, any such counsel may furnish the Placement Agents with a letter to the effect that the Placement Agents may rely on a prior opinion delivered under this Section 9(n) to the same extent as if it were dated the date of such letter (except that statements in such prior opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended or supplemented at such Representation Date).
(o)On or prior to the date of the first Placement Notice and within five (5) Trading Days of each Representation Date with respect to which the Fund, the Adviser and the Administrator are obligated to deliver the applicable Officer’s Certificate for which no waiver is applicable, other than pursuant to Sections 9(m)(iii) and 9(m)(iv), the Fund shall cause (A) its independent accountants (and any other independent accountants whose report is included in the Registration Statement or the Prospectus) to furnish to the Placement Agents letters (collectively, the “Comfort Letter”), dated the date the Comfort Letter is delivered, in form and substance satisfactory to the Placement Agents, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the Public Company Accounting Oversight Board, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings (the first such letters, the “Initial Comfort Letter”) and (iii) updating the Initial Comfort Letter with any information that would have been included in the Initial Comfort Letter had it been given on such date and modified as necessary to relate to the Registration Statement and the Prospectus, as amended and supplemented to the date of such letter and (B) the Chief Executive Officer and the Chief Financial Officer to furnish to the Placement Agents a certificate (the “CEO/CFO Certificate”) dated the date that the certificate is required to be delivered, in form and substance satisfactory to the Placement Agents.
(p)On or prior to the date of the first Placement Notice, each time Placement Shares are delivered to a Placement Agent as principal on a Settlement Date and within five (5) Trading Days of each Representation Date with respect to which the Fund, the Adviser and the Administrator are obligated to deliver the applicable Officer’s Certificate, as applicable, for which no waiver is applicable, each of the Fund, the Adviser and the Administrator shall furnish the Placement Agents with a certificate of its respective Secretary, dated the date such certificate is required to be delivered, in substantially the form attached hereto as Exhibit F-1, Exhibit F-2 and Exhibit F-3, as applicable.
(q)Within five (5) Trading Days of the Fund filing with the Commission a Financial Metrics 424(b), the Fund shall cause to be furnished to the Placement Agents a CEO/CFO Certificate certifying the information included in the Financial Metrics 424(b), in a form and substance satisfactory to the Placement Agents.
(r)The Fund will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Fund to facilitate the sale or resale of the Common Shares or (ii) sell, bid for, or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than the Placement Agents; provided, however, that the Fund may bid for and purchase its Common Shares in accordance with Rule 10b-18 under the Exchange Act.
(s)The Fund will comply with all applicable securities and other applicable laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and will use reasonable efforts to cause the Fund’s directors and officers, in their capabilities, as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of Sarbanes-Oxley Act.
(t)The Fund will use reasonable best efforts to comply with the requirements of Subchapter M of the Code to qualify as a regulated investment company under the Code, with respect to any fiscal year in which the Fund is an investment company registered under the Investment Company Act.

(u)The Fund, the Adviser and the Administrator will use their reasonable efforts to perform all of the agreements required of them by this Agreement and discharge all conditions of theirs to closing as set forth in this Agreement.
(v)The Fund will use the Net Proceeds from the sale of the Placement Shares for general corporate purposes, including to acquire investments in accordance with its investment objectives and strategies, in each case as described in the Prospectus, and pending such use, as described therein.
(w)As soon as practicable, the Fund will make generally available to its security holders and to the Placement Agents an earnings statement or statements of the Fund which will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act.
(x)The Fund will use its best efforts to effect the listing of the Common Shares on the NYSE as and when required by this Agreement.
(y)The Fund agrees to pay all costs, fees and expenses incurred in connection with performance of its obligations hereunder and in connection with the transactions contemplated under this Agreement, including, without limitation, (i) all expenses incident to the issuance and delivery of the Placement Shares (including all printing and engraving costs), (ii) all fees and expenses of the registrar, transfer agent of the Common Shares, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Placement Shares, (iv) all fees and expenses of the Fund’s counsel and the Fund’s independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts) and the Prospectus, and all amendments and supplements thereto and this Agreement, (vi) all filing fees, distribution fees, attorneys’ fees and expenses incurred by the Fund in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Placement Shares for offer and sale under the state securities or blue sky laws or any other country, including, if requested by the Placement Agents, the preparation by counsel for the Placement Agents and printing of a “Blue Sky Survey,” an “International Blue Sky Survey” or other memorandum, and any supplements thereto, advising the Placement Agents of such qualifications, registrations and exemptions, (vii) the fees and expenses associated with listing the Placement Shares on NYSE, (viii) the filing fees incident to the review by FINRA of the terms of the sale of the Placement Shares, (ix) the fees and expenses of counsel to the Placement Agents in an amount not to exceed $25,000 in connection with due diligence and the preparation of this Agreement, and (x) all other fees, costs and expenses incident to the performance by the Fund of its obligations hereunder.
10.Indemnity and Contribution.
(a)Each of the Fund, the Adviser and the Administrator, jointly and severally, agree to indemnify and hold harmless the Placement Agents, each person, if any, who controls the Placement Agents within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, each selling agent of the Placement Agents and each director, officer, member, shareholder or affiliate of the Placement Agents within the meaning of Rule 405 under the Rules and Regulations (each, a “Placement Agent Indemnified Party”) from and against any and all losses, claims, damages, liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) and expense whatsoever, caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, including any information deemed to be a part thereof pursuant to Rule 430B or Rule 424(b) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon written information furnished to the Fund by any Placement Agent expressly for use therein.
(b)Each Placement Agent agrees, severally and not jointly, to indemnify and hold harmless each of the Fund, the Adviser and the Administrator, and each of their respective partners, directors, trustees, managers, members and shareholders (as the case may be), and each officer of the Fund who signs the Registration Statement and each person, if any, who controls the Fund, the Adviser and/or the Administrator within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Fund Indemnified Party”) to the same extent as the foregoing indemnity from the Fund, the Adviser and the Administrator to the Placement Agents, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, to written information relating to such Placement Agent furnished to the Fund by such Placement Agent expressly for use in the Registration Statement or Prospectus, as originally filed with the Commission, or any amendment thereof. The Fund, the Adviser and the Administrator acknowledge the only information that the Placement Agents have furnished to the Fund expressly for use in the Registration Statement, the Prospectus, any Prospectus Supplement or any Issuer Free Writing Prospectus (or any amendment or supplement thereto) are the statements set forth in the eighth and ninth paragraphs under the caption “Plan of Distribution” in the Prospectus (the “Agents’ Information”).
(c)In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 10(a) or 10(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements reasonably incurred of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with an actual conflict of interest, or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (i) the fees and expenses reasonably incurred of more than one separate firm (in addition to any local counsel) for all Placement Agent Indemnified Parties, collectively, and (ii) the fees and expenses reasonably incurred of more than one separate firm (in addition to any local counsel) for all Fund Indemnified Parties, collectively. In the case of any such separate firm for Placement Agent Indemnified Parties, such firm shall be designated in writing by the Placement Agents. In the case of any such separate firm for the Fund Indemnified Parties, such firm shall be designated in writing by the Fund. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there is a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for the reasonable fees and expenses of counsel as contemplated by the second and third sentences of this Section 10(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the material terms of such settlement at least 30 days prior to such settlement being entered into, and (iii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the indemnified party.
(d)To the extent the indemnification provided for in Section 10(a) or 10(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Fund, the Adviser and/or the Administrator on the one hand and the Placement Agents on the other hand from the offering of the Common Shares or (ii) if the allocation provided by clause 10(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 10(d)(i) above but also the relative fault of the Fund, the Adviser and/or the Administrator on the one hand and of the Placement Agents on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Fund, the Adviser and/or the Administrator on the one hand and the Placement Agents on the other hand in connection with the offering of the Common Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Common Shares (before deducting expenses) received by the Fund and the total discounts and commissions received by the Placement Agents, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate public offering price of the Common Shares. The relative fault of the Fund, the Adviser and/or the Administrator on the one hand and a Placement Agent on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund, the Adviser or the Administrator or by such Placement Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)The Fund, the Adviser, the Administrator and the Placement Agents agree that it would not be just or equitable if the contribution pursuant to this Section 10 were determined by pro rata allocation (even if the Placement Agents were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 10(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10, a Placement Agent shall not be required to contribute any amount in excess of the amount by which the total price at which the Common Shares sold by it and distributed to the public were offered to the public exceeds the amount of any damages that a Placement Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity. The Placement Agents’ respective obligations to contribute pursuant to this Section 10 are several in proportion to the respective number of Placement Shares they have sold hereunder, and not joint.
(f)The indemnity and contribution provisions contained in this Section 10 and the representations, warranties and other statements of the Fund, the Adviser and the Administrator contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Placement Agent Indemnified Party or by or on behalf of any Fund Indemnified Party and (iii) acceptance of and payment for any of the Common Shares.
(g)No party shall be entitled to indemnification under this Section 10 if such indemnification of such party would violate Section 17(i) of the Investment Company Act.
11.Representations and Agreements to Survive Delivery. The indemnity and contribution agreements contained in Section 10 of this Agreement and all representations and warranties of the Fund, the Adviser and the Administrator herein or in certificates delivered pursuant hereto shall survive, as of their respective dates, regardless of (i) any investigation made by or on behalf of the Placement Agents, any controlling persons, or the Fund (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Placement Shares and payment therefor or (iii) any termination of this Agreement.
12.Termination.
(a)A Placement Agent may terminate this Agreement with respect to itself by notice given to the Fund, if after the execution and delivery of this Agreement and prior to the Settlement Date (i) any Fund Material Adverse Effect, Adviser Material Adverse Effect, or Administrator Material Adverse Effect, has occurred which, in the reasonable judgment of such Placement Agent may materially impair the investment quality of the Placement Shares, (ii) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the NYSE, the NYSE MKT, the NASDAQ Stock Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (iii) trading of any securities of the Fund shall have been suspended on any exchange or in any over-the-counter market, (iv) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (v) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (vi) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in such Placement Agent’s judgment, is material and adverse and which, singly or together with any other event specified in this clause (vi), makes it, in such Placement Agent’s judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Common Shares on the terms and in the manner contemplated in the Prospectus. If a Placement Agent elects to terminate this Agreement as provided in this Section 12(a), such Placement Agent shall provide the required notice as specified in Section 20 (Notices).
(b)The Fund shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement in its entirety or with respect to any one or multiple of the Placement Agents, in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9(y), Section 10 (Indemnity and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.
(c)Each Placement Agent shall have the right, by giving five (5) days’ notice as hereinafter specified to terminate this Agreement with respect to itself in its sole discretion at any time after the date of this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 9(y), Section 10 (Indemnity and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.
(d)Unless earlier terminated pursuant to this Section 12, this Agreement shall automatically terminate upon the issuance and sale of the Maximum Amount through the Placement Agents on the terms and subject to the conditions set forth herein except that the provisions of Section 9(y), Section 10 (Indemnity and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) hereof shall remain in full force and effect notwithstanding such termination.
(e)This Agreement shall remain in full force and effect unless terminated pursuant to this Section 12 or otherwise by mutual agreement of the parties; provided, however, that any such termination by mutual agreement shall in all cases be deemed to provide that Section 9(y), Section 10 (Indemnity and Contribution), Section 11 (Representations and Agreements to Survive Delivery), Section 17 (Governing Law and Time; Waiver of Jury Trial) and Section 18 (Consent to Jurisdiction) shall remain in full force and effect. Upon termination of this Agreement, the Fund shall not have any liability to a Placement Agent for any discount, commission or other compensation with respect to any Placement Shares not otherwise sold by a Placement Agent under this Agreement. To the extent this Agreement is terminated by one Placement Agent or by the Fund with respect to one Placement Agent pursuant to Sections 12(a) (b) or (c) above, this Agreement shall terminate only with respect to such Placement Agent and shall remain in full force and effect with respect to the Fund and the other Placement Agents, unless and until terminated pursuant to Sections 12(a), (b), (c), or (d) above.
(f)Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided, however, that such termination shall not be effective until the close of business on the date of receipt of such notice by a Placement Agent or the Fund, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Placement Shares, such Placement Shares shall settle in accordance with the provisions of this Agreement.

13.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Fund and each Placement Agent and their respective successors and the affiliates, controlling persons, officers and directors referred to in Section 10 hereof. References to any of the parties contained in this Agreement shall be deemed to include the successors and permitted assigns of such party. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Neither the Fund nor the Placement Agents may assign its rights or obligations under this Agreement without the prior written consent of the other party
14.Adjustments for Stock Splits. The parties acknowledge and agree that all share-related numbers contained in this Agreement shall be adjusted to take into account any share consolidation, stock split, stock dividend, corporate domestication or similar event effected with respect to the Placement Shares.
15.Entire Agreement.
(a)This Agreement supersedes all prior agreements and understandings (whether written or oral) between and among the Fund, the Adviser, the Administrator and the Placement Agents, or any of them, with respect to the subject matter hereof.
(b)Each of the Fund, the Adviser and the Administrator acknowledges that in connection with the offering of the Common Shares: (i) the Placement Agents are acting solely in such capacity in connection with the sale of the Common Shares and no fiduciary, advisory or agency relationship between the Fund, the Adviser and the Administrator, on the one hand, and the Placement Agents, on the other hand, has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not a Placement Agent has advised or is advising the Fund, the Adviser or the Administrator on other matters, (ii) the public offering price of the Common Shares and the price to be paid by the Placement Agents for the Common Shares set forth in this Agreement were established by the Fund, the Adviser and the Administrator following discussions and arms-length negotiations with the Placement Agents, (iii) they is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (iv) the Placement Agents owe the Fund, the Adviser and the Administrator only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, (v) the Placement Agents may have interests that differ from those of the Fund, the Adviser and the Administrator, and (vi) they waive, to the fullest extent permitted by law, any claims they may have against the Placement Agents for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Placement Agents shall not have any liability (whether direct or indirect, in contact, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Fund, the Adviser or the Administrator or any stockholders, employees or creditors of the Fund, the Adviser or the Administrator.
16.Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
17.Governing Law and Time; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS. SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME. THE FUND, THE ADVISER, THE ADMINISTRATOR AND THE PLACEMENT AGENTS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
18.Consent to Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH ANY TRANSACTION CONTEMPLATED HEREBY, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF (CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
19.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
20.Notices. All communications hereunder shall be in writing and effective only upon receipt and (i) if to Citizens JMP, shall be sufficient in all respects if delivered, mailed or sent to Citizens JMP Securities, LLC, 600 Montgomery

Street, Suite 1100, San Francisco, CA 94111, Attention: Equity Securities (facsimile no. (415) 835-8920) or if to B. Riley, shall be sufficient in all respects if delivered, mailed or sent to B. Riley Securities, Inc., 1655 Fort Meyer Drive, 12th Floor, Arlington, VA 22209 (facsimile no. (212) 457-9947), with a copy to Duane Morris LLP, 22 Vanderbilt, 335 Madison Avenue, 23rd Floor, Attention: Dean M. Colucci (facsimile no. (973) 424-2020), and (ii) if to the Fund, the Adviser or the Administrator, shall be sufficient in all respects if delivered, mailed or sent to the Fund, the Adviser or the Administrator, as applicable, at the offices of the Fund at 53 Forest Avenue, Suite 301, Old Greenwich, CT 06870, Attention: Laurence E. Penn (facsimile no. (203) 698-1200), with a copy to Dechert LLP, 100 Oliver Street, Boston MA 02110, Attention: Thomas J. Friedmann (facsimile no. (617) 275-8389).
21.Absence of Fiduciary Relationships. The Fund acknowledges and agrees that:
(a)Each Placement Agent is acting solely as agent in connection with the public offering of the Placement Shares and in connection with each transaction contemplated by this Agreement and the process leading to such transactions, and no fiduciary or advisory relationship between the Fund or any of its respective affiliates, stockholders (or other equity holders), creditors or employees or any other party, on the one hand, and the Placement Agents, on the other hand, has been or will be created in respect of any of the transactions contemplated by this Agreement, irrespective of whether or not any Placement Agent has advised or is advising the Fund on other matters, and the Placement Agents have no obligation to the Fund with respect to the transactions contemplated by this Agreement except the obligations expressly set forth in this Agreement;
(b)it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement;
(c)the Placement Agents have not provided any legal, accounting, regulatory or tax advice with respect to the transactions contemplated by this Agreement and it has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate;
(d)it is aware that the Placement Agents and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Fund and a Placement Agent has no obligation to disclose such interests and transactions to the Fund by virtue of any fiduciary, advisory or agency relationship or otherwise; and
(e)it waives, to the fullest extent permitted by law, any claims it may have against the Placement Agents for breach of fiduciary duty or alleged breach of fiduciary duty in connection with the sale of Placement Shares under this Agreement and agrees that the Placement Agents shall not have any liability (whether direct or indirect, in contract, tort or otherwise) to it in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on its behalf or in right of it or the Fund, employees or creditors of Fund, other than in respect of the Placement Agents’ obligations under this Agreement and to keep information provided by the Fund to the Placement Agents and their counsel confidential to the extent not otherwise publicly-available.

Very truly yours,

ELLINGTON CREDIT COMPANY

By:	/s/ Laurence E. Penn
Name: Laurence E. Penn
Title: Chief Executive Officer and President

ELLINGTON CREDIT COMPANY MANAGEMENT LLC

By:	/s/ Laurence E. Penn
Name: Laurence E. Penn
Title: Chief Executive Officer

ELLINGTON CREDIT COMPANY ADMINISTRATION LLC

By:	/s/ Laurence E. Penn
Name: Laurence E. Penn
Title: Chief Executive Officer

[Placement Agent Signature Page to Equity Distribution Agreement]

Accepted as of the date hereof

CITIZENS JMP SECURITIES, LLC

By:	/s/ Nicolas Ricci
Name: Nicholas Ricci
Title: Vice President

B. RILEY SECURITIES, INC.

By:	/s/ Michael Cavanaugh
Name: Michael Cavanaugh
Title: Managing Director
LUCID CAPITAL MARKETS, LLC

By:	/s/ Jeff Caliva
Name: Jeff Caliva
Title: Managing Director
ARMSTRONG SECURITIES LLC

By:	/s/ Richard A. Daley
Name: Richard A. Daley
Title: Chief Operating Officer

EXHIBIT A
FORM OF PLACEMENT NOTICE

From:	[ ]

Cc:	[ ]

To:	[ ]

Date:	[ ]

Subject: ATM - Placement Notice
Gentlemen:
Pursuant to the terms and subject to the conditions contained in the Equity Distribution Agreement among Ellington Credit Company, a Delaware statutory trust (the “Fund”), Ellington Credit Company Management LLC, a Delaware limited liability company (the “Adviser”), and Ellington Credit Company Administration LLC, a Delaware limited liability company (the “Administrator”), Citizens JMP Securities, LLC, B. Riley Securities, Inc., Lucid Capital Markets, LLC and Armstrong Securities LLC, I hereby request on behalf of the Fund that [identify Designated Agent] sell up to [ ] of the Fund’s common shares of beneficial interest, no par value, at a minimum market price of $[ ] per share.
The time period during which sales are requested to be made shall be [ ].
No more than [ ] shares may be sold in any one trading day.
ADDITIONAL SALES PARAMETERS MAY BE ADDED, SUCH AS SPECIFIC DATES THE SECURITIES MAY NOT BE SOLD ON, THE MANNER IN WHICH SALES ARE TO BE MADE BY THE DESIGNATES AGENT, AND/OR THE CAPACITY IN WHICH THE DESIGNATED AGENT MAY ACT IN SELLING SECURITIES (AS PRINCIPAL, PLACEMENT AGENT, OR BOTH).
A-1

EXHIBIT B
The Fund
Laurence Penn             [*****@*****]
JR Herlihy             [*****@*****]
Christopher Smernoff         [*****@*****]
Michael Vranos             [*****@*****]
Mark Tecotzky            [*****@*****]
Greg Borenstein            [*****@*****]
Daniel Margolis             [*****@*****]
Alaael-Deen Shilleh        [*****@*****]
Eric Lin                 [*****@*****]
Tian Huang             [*****@*****]

Citizens JMP
Gianpaolo Arpaia            [*****@*****]
Equity Syndicate            [*****@*****]

B. Riley
ATM Operations             [*****@*****]
ATM Trading Desk         [*****@*****]
Patrice McNicoll             [*****@*****]
Ernie Dahlman             [*****@*****]
Lucid Capital Markets, LLC
Jeff Caliva            [*****@*****]
Ken Brush            [*****@*****]
Sebastian Jaskowski        [*****@*****]

Armstrong
Richard Daley            [*****@*****]
Jennifer Polischuk         [*****@*****]
Daniel Moreno            [*****@*****]

B-1

EXHIBIT C
COMPENSATION
The amount of any discount, commission or other compensation, exclusive of any expense reimbursement, to be paid by the Fund to the Designated Agent shall be equal to up to 2.0% of the gross proceeds with respect to sales of Placement Shares.
C-1

EXHIBIT D-1
ELLINGTON CREDIT COMPANY
OFFICER’s CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
D-1-1

EXHIBIT D-2
ELLINGTON CREDIT COMPANY MANAGEMENT LLC
OFFICER’S CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

D-2-1

EXHIBIT D-3
ELLINGTON CREDIT COMPANY ADMINISTRATION LLC
OFFICER’S CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

D-3-1

EXHIBIT E
FUND COUNSEL OPINION
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
E-1

EXHIBIT F-1
ELLINGTON CREDIT COMPANY
SECRETARY’S CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
F-1-1

EXHIBIT F-2
ELLINGTON CREDIT COMPANY MANAGEMENT LLC
SECRETARY’S CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
F-2-1

EXHIBIT F-3
ELLINGTON CREDIT COMPANY ADMINISTRATION LLC
SECRETARY’S CERTIFICATE
[REDACTED]
The Company agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
F-3-1